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    Exhibit 16


December 3, 1996


SECURITIES AND EXCHANGE COMMISSION
450 Fifth St., NW
Washington, DC 20549


To Whom It May Concern:


We have read the second paragraph of Item 4 included in the attached Form 8-K/A dated November 26, 1996 of Unico, Inc. which we understand will be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen, LLP
TA